Exhibit (a)(5)

                   [E-MAIL TO EMPLOYEES ON COMMENCEMENT DATE]

        CABLEVISION IS OFFERING TO EXCHANGE RESTRICTED COMMON SHARES FOR YOUR OPTIONS AND RIGHTS THAT HAVE AN EXERCISE PRICE OF MORE THAN $20.00

CABLEVISION IS OFFERING EMPLOYEES THE OPPORTUNITY TO RECEIVE:

     o In exchange for all options granted under the Employee Stock Plan that have an exercise price of more than $20.00, 1 restricted common share for every 2 common shares issuable upon exercise of the options; and

     o In exchange for all stock appreciation rights granted in conjunction with the above options, 1 restricted common share for every 3 common shares subject to the rights.

If you decide to participate, you will need to pay one penny for each restricted share you elect to receive in our offer.

THE ATTACHED "OFFER TO EXCHANGE" DOCUMENT CONTAINS DETAILED INFORMATION ABOUT THE OFFER. HERE'S A QUICK EXAMPLE OF HOW THE OFFER WORKS:

     o Assume that you have options to purchase 100 shares at an exercise price of $21.00 and rights with respect 100 shares at the same exercise price.

     o If you elect to exchange these options and rights, you will receive 84 restricted common shares i.e., 100 options divided by 2, plus 100 rights divided by 3 (fractional shares are rounded up).

     o You must pay a penny a share for each restricted common share--in the example, this amount is 84 cents.

     o It is important to note that the restricted common shares generally will vest only on the fourth anniversary of the grant date. The 4-year vesting condition applies regardless of whether you are fully or partially vested in the options and rights you exchange.

TO INFORM YOURSELF ABOUT THE OFFER AND THE TERMS OF THE RESTRICTED SHARES, YOU
SHOULD:

     o Read the Offer to Exchange document and form of Letter of Transmittal to understand the terms of the offer.

          FYI: Pages 1 through 6 of the Offer to Exchange are written in question/answer format.

          Note: A customized transmittal letter with your option and rights information filled in has been mailed to you--if you wish to participate in the offer, you should sign and return that customized transmittal letter.

     o Read the form of Restricted Shares Agreement to understand the specific terms of the restricted shares.

          Note: Assuming the options and rights you elect to exchange are accepted, soon after the grant date a copy of the restricted shares agreement (in the form attached but with all the blanks filled in) will be sent to you and you must promptly sign and return it.

     o Read Cablevision's Employee Stock Plan and the summary description of the Plan, both of which contain information that may be important to you.

     o    We urge you to carefully read all the offer related materials.

THE OFFER EXPIRES AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, FEBRUARY 21, 2003. IF YOU WISH TO EXCHANGE ALL YOUR ELIGIBLE OPTIONS AND RIGHTS,YOUR SIGNED AND DATED LETTER OF TRANSMITTAL (THAT YOU WILL RECEIVE BY REGULAR MAIL) MUST BE RECEIVED
BEFORE THE OFFER EXPIRES.                                             --------

The Compensation Committee of Cablevision's Board of Directors has approved this offer. However, Cablevision, the Compensation Committee and the Board of Directors are not making any recommendation to you as to whether you should
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elect to exchange your options and rights. The restricted common shares you are being offered may end up being worth less than your existing options and rights. You must make your own decision whether to exchange your options and rights.

Our common shares are quoted on the New York Stock Exchange under the symbol "CVC."

YOU SHOULD GET CURRENT MARKET PRICES FOR OUR COMMON SHARES BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS AND RIGHTS.

Please contact Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780, or send an e-mail to exoffer@cablevision.com, if you have questions about the offer.



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